Amendment to Custody Servicing Agreement

The Custody Servicing Agreement dated April 30, 1999 The Catholic Funds, Inc. and Firstar Mutual Fund Services, LLC is amended, as follows, to add the Money Market Fund to The Catholic Funds, Inc.:


	Name of Series   					Date Added

	Money Market Fund					November 1, 1999

Annual fee based upon average daily net assets:

2 basis points per year

$3,000 minimum annual fee

All other provisions of the agreement remain in full force and effect.


Dated this _____ day of August, 1999


The Catholic Funds, Inc.


By________________________________title______________



Firstar Mutual Fund Services, LLC


By________________________________title______________